Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-1 (File No. 333-251485) of ParcelPal Logistics Inc. of our report dated May 2, 2022 relating to the consolidated financial statements of ParcelPal Logistics Inc., which appears in this Annual Report on Form 20-F.

/s/ BF Borgers CPA PC

Lakewood, CO
May 2, 2022